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METLIFE CONTACT:                                     CSFB MEDIA RELATIONS:
Kevin Foley                                          Jeanmarie McFadden
212-578-4132                                         212-325-5898

       CREDIT SUISSE FIRST BOSTON TO LEASE OFFICE SPACE FROM METLIFE, INC. METLIFE TO RETAIN CORPORATE HEADQUARTERS AT ONE MADISON AVENUE IN NYC

NEW YORK, January 23, 2001 -- MetLife, Inc. (NYSE: MET) and Credit Suisse First Boston (CSFB) today announced that they have reached an agreement in principle for CSFB to lease approximately 1.4 million square feet of office space in MetLife's One Madison Avenue corporate headquarters building. Terms of the agreement were not disclosed.

CSFB already occupies the MetLife-owned 11 Madison Avenue next to MetLife's headquarters and has recently acquired additional space at 315 Park Avenue South. These three locations will provide CSFB with a centrally located corporate campus in the Madison Square Park area of the city.

MetLife currently has approximately 2,200 employees in One Madison Avenue, which consists of a 12 floor main building and a 41-floor tower. MetLife will lease all of One Madison Avenue to CSFB and lease back 260,000 square feet of the building, which includes the 10th through 41st floors of the tower and the 11th floor of the main building. One Madison Avenue will remain MetLife's corporate headquarters and about 500 MetLife employees will stay in the building.

MetLife is utilizing existing MetLife locations as well as exploring new locations to relocate the remainder of the affected MetLife employees.

"The robust real estate market in Manhattan has created exceptional opportunities for commercial property owners, including MetLife," said MetLife Chairman and CEO Robert H. Benmosche. "Several months ago Barclays Banks signed a significant lease for space at MetLife's 200 Park Avenue Building. Now Credit Suisse First Boston has asked to lease space at One Madison Avenue. Taking advantage of these opportunities will bring a boost to our bottom line results over the long term."

Allen D. Wheat, CEO of Credit Suisse First Boston (CSFB) said, "We are very pleased to be acquiring this fantastic space in the Midtown South area at One Madison Avenue. Along with our locations at Eleven Madison Avenue and 315 Park Avenue South, this space will create a corporate campus for CSFB that will benefit our employees and clients for years to come."

CSFB will begin leasing space in One Madison Avenue in March 2001 and will occupy the remainder of its space in the building by October 2003. CSFB was advised on the transaction by CSFB Realty. MetLife was advised by Insignia ESG.
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MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

Credit Suisse First Boston (CSFB) is a leading global investment banking firm serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment and merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services and online brokerage services. It operates in over 76 locations across more than 37 countries and 6 continents, and has some 28,000 staff worldwide. The Firm is a business unit of the Zurich based Credit Suisse Group, a leading global financial services company.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) catastrophe losses; (v) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (vi) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (vii) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (viii) adverse litigation or arbitration results and (ix) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.